Exhibit 10.17

HemoBioTech[Graphic Omitted]

2110 Research Row
Suite 457
Dallas, Texas 75235
469-585-7613
972-620-9830 fax
arthurb@flash.net




July 13, 2005



Dr. Jan Simoni
Department of Surgery
Texas Tech Health Science Center
3601 4th Street
Stop 8312
Laboratory 3A136
Lubbock, Texas 79420

Dear Dr. Simoni:

This will confirm the agreement between you and Hemobiotech, Inc., a Delaware corporation ("HBT"), with respect to your providing advisory services to HBT. Set forth below are the terms and conditions mutually agreed upon:

1. TERMS: This agreement shall be effective on the date of your acceptance of this letter as indicated below and shall continue until terminated by either party upon 60 days written notice to the other, or until superseded by another agreement between parties.

2. DUTIES: As an advisor, you are to provide HBT with advisory services on technical, medical and market issues related to HBT, including its second generation blood substitute, HemoTech.

3. TIME AND COMPENSATION: You shall make yourself available for services by telephone calls, as well as at least one meeting every other month which can be implemented by telephone calls, one annual meeting at the company's facility plus additional meetings if your schedule permits. Upon signing this agreement you will receive nonqualified stock options to purchase 271,528 shares of Common Stock of HBT at an exercise price per share of $0.18. Fifty percent of the options shall become exercisable on the date of the option grant, 25% will become exercisable one year after the date of the option grant and the remaining options will become exercisable in a series of 36 successive equal monthly installments upon your completion of each additional month of service as an advisor or other capacity with the company over the 36 month period measured from the one-year anniversary date of the option grant. The options will be issued pursuant, and subject to, the terms of the Hemobiotech 2003 Stock Option/Stock Issuance Plan and the Non


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HemoBioTech[Graphic Omitted]



      Qualified Stock Option Agreement, which will be provided separately. All reasonable expenses incurred by you during the course of your service as an advisory board member will be reimbursed by HBT within 45 days after submission by you of appropriate receipts documenting such expenses.

4. CONFIDENTIALLY AND INVENTIONS: Confidentially and Inventions will be covered by the provisions in the License Agreement dated January 22, 2002 and the Sponsored Research Agreement (SRA) dated July 18, 2002 including the Phase 2 SRA dated December 1, 2004, between Hemobiotech, Inc., and Texas Tech University.


5. This agreement represents the entire agreement between the parties with respect to its subject matter.

If the foregoing represents your understanding of the agreement, please sign and return the enclosed copy of this letter.


Best Regards,

Hemobiotech, Inc.

By: /s/ Arthur P. Bollon
    ---------------------------
    Arthur P. Bollon, Ph.D.
    Chairman and CEO




Accepted and Agreed:


By: /s/ Jan Simoni
    ---------------------------
    Jan Simoni, DVM, Ph.D.




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